EXHIBIT P
ADVANCE CAPITAL
CODE OF ETHICS


STATEMENT OF GENERAL PRINCIPLES

      Advance Capital I, Inc. (the Funds), Advance Capital Group, Inc., Advance Capital Management, Inc. and Advance Capital
Services, Inc. (the Advance Capital Companies or Advance Capital) operate under this Code of Ethics (the Code) which applies to all Directors, Officers and employees of Advance Capital. Senior Financial Officers of Advance Capital, as part of the Corporate Leadership Team, are responsible for and have the authority to protect, balance and preserve the interests of all shareholders, clients and employees. They fulfill this responsibility by directing and enforcing the policies and procedures employed in the daily operation of the business. Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

   - Encourage and reward professional integrity by eliminating barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the organization.
   - Prohibit and eliminate the appearance or occurrence of conflicts between any activity that could result in material personal gain for an officer.
   - Provide a mechanism for members of the organization to inform senior management of deviations in practice governing honest and ethical behavior.
   - Demonstrate their personal support for such policies and procedures through periodic communication.
   - Establish and manage transactions and procedures to ensure such transactions are properly authorized and accurately reported.
   - Ensure that financial communications and reports to clients will be provided in a manner which facilitates the highest degree of clarity of content and meaning.
   - Identify, report and correct any detected deviations from applicable laws or statutes in a timely manner.

     Officers, Directors and people acting under their direction are prohibited from coercing, manipulating, misleading or fraudulently influencing the auditor of the Fund's financial statements when the Officer, Director or other person knew or should have known that the action, if successful could result in rendering the financial statements materially misleading. No Officer, Director or person acting under their direction shall:

1) Make or cause to be made a materially false or misleading statement to an accountant in connection with; or
2) Omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading, to an accountant in connection with:
      (i) Any audit, review or examination of the financial statements of the Funds required to be made pursuant to this subpart; or
     (ii) The preparation or filing of any document or report required to be filed with the Securities and Exchange
     Commission pursuant to this subpart or otherwise.

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      In addition, the Code is intended to insure that these
persons (a) at all times place first the interests of the Funds and other clients (together the Clients), (b) conduct all personal trading consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the person's trust and responsibility, (c) not take advantage of their positions with the Advance Capital Companies, and (d) not use any material nonpublic information in securities trading. The Code also establishes policies regarding other matters such as receipt of gifts and the reporting of security trading activity.

      Each Director, Officer and Employee is required to read the Code and sign and return the attached Acknowledgment Form to the Compliance Officer of the Funds upon commencement of employment or other services and on an annual basis thereafter. The Form (a) confirms that the person signing it has received, read and asked any questions necessary to understand the Code, (b) evidences the person's agreement to conduct himself or herself in accordance with the Code, and (c) confirms that the person has complied with the Code during such time as the person has been associated with the Advance Capital Companies. Certain persons are required to submit reports and/or obtain clearances as discussed more fully below.

1.    DEFINITIONS

(a) "Fund" means any of the investment portfolios comprising the Advance Capital I, Inc. mutual funds.

(b) "Access person" means any director, officer, or "advisory person " (hereafter defined) of the Funds or any director, officer, partner or "advisory person" of the Advisor who, with respect to the Funds, makes any recommendation regarding the purchase or sale of securities by the Funds, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of recommendations to be made to the Funds; or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by the Adviser (including any sub-adviser) to the Funds.

(c) "Advisory person" means (i) any employee of the Funds or of any company in a control relationship to the Funds, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Funds who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security. A person shall not be deemed an advisory person simply by virtue of the following:

(i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

(ii)a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

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(d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(f) The Compliance Officer of the Funds shall be the President or any Vice President unless otherwise designated by the Board of Directors.

(g) "Control" shall have the same meaning as that set forth in
    Section 2(a)(9) of the Investment Company Act.

(h) "Outside Director" means a director of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act.

(i) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

(j) "Security" shall have the meaning set forth in Section
    2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies
   (including the Funds), securities issued by the government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

2.    EXEMPTED TRANSACTIONS

      Neither the prohibitions of Section 3(f) nor the reporting requirements of Section 4(a) of this code shall apply to:

(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b) Purchases or sales which are non-voluntary on the part of the access person, including securities acquired as a result of a gift or an inheritance.

(c) Purchases which are part of an automatic dividend reinvestment plan.

(d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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(e) Purchases which are the result of participation in any
    Retirement or employee benefit plan.

(f) Purchases or sales which receive the prior written approval of the Compliance Officer or any Vice President of the Funds shall also be exempt from the prohibitions of Section 3(c) because there is only a remote possibility of harm to a client in that the purchases or sales would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds or any other client account. Prior written approval shall be invalid after three working days. Any transaction not made within those three days must receive another written approval if still anticipated by the access person.

(g) Certain activities of Outside Directors as hereafter described.

(h) Purchases or sales of any shares of registered open-end investment companies (including the Funds), securities issued by the government of the United States or its agencies, bankers acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

       3.   RESTRICTED AND PROHIBITED ACTIVITIES

(a) No access person may acquire any beneficial ownership in any securities in any initial public offering or private placement of securities.

(b) No access person shall accept any gift or anything else of more than $100 value within any calendar year from any person, entity or person affiliated with an entity that does business with or that may in the future do business with or on behalf of the Funds or its affiliated companies.

(c) No access person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

(i) is being considered for purchase or sale for a Fund or any other client account; or

(ii) is being purchased or sold in a Fund or any other client account.

(d) No access person in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, by a Fund or other client account, shall:

     (i) employ any device, scheme or artifice to defraud;


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     (ii)  make any untrue statement of a material fact or
      omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

      (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client; or

      (iv) engage in any manipulative practice with respect to any client.


(e) No advisory person shall serve on a board of directors of a publicly traded company.

(f) No access person, other than Outside Directors, may purchase any security without requesting and receiving, both in writing, the prior approval of the Compliance Officer or any Vice President of the Funds. Neither the Compliance Officer nor any Vice President shall grant approval for any transaction involving any security known to be considered for sale or purchase in any client account or within three days of any actual trade of a security in any client account. Outside Directors are access persons, but because of their limited access to current information regarding any Client's investments, Outside Directors are exempt from this pre-clearance provision unless the director, at the time of that transaction, knows, or in the ordinary course of fulfilling the official duties as a director of the Funds, should know, that during the 30-day period immediately preceding the date of the anticipated transaction by the director, such security was purchased or sold by the Funds or was being considered by the Funds or its investment advisor for purchase or sale by the Funds.

(g) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of clients or the Adviser) any information regarding securities transactions made, or being considered, by or on behalf of clients.

(h) No officer, employee, director of the Funds or any of its affiliated companies shall, at any time or under any circumstances, trade, either personally or on behalf of others (including the Funds or other clients) on material nonpublic information nor shall said persons communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". This policy applies to every employee and extends to activities within and outside his or her duties at the Funds or its affiliated companies. Any questions regarding this policy or inside information should be referred to the Compliance Officer at the earliest possible moment.

4.        REPORTING

(a) Every access person shall report to the Compliance Officer of the Funds the information described in Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided,

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however, that an access person shall not be required to
make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

(b) An Outside Director of the Funds need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties as a director of the Funds, should have known, that during the 30-day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Funds or was being considered by the Funds or its investment advisor for purchase or sale by the Funds.

(c) Every report shall be made, whether or not a transaction occurred in the preceding quarter, not later than 10 days after the end of the calendar quarter and if a transaction is to be reported, shall contain the following information:

(i) the date of the transaction, the title and number of securities, and the principal amount of each security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition;)

(iii)the price at which the transaction was effected; and

(iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

(d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(e) Every access person, except Outside Directors, must arrange for their brokers or financial institutions to provide to the Compliance Officer, on a timely basis, duplicate confirmations of all transactions in all securities and commodities accounts in which they have a beneficial interest. Such access persons shall also notify the Compliance Officer of each such account, indicating the name of the firm or financial institution at which, and the name under which, the account is carried.

(f) The Compliance Officer shall review all securities Transactions and holdings reports and shall report to the Board of Directors of the Funds, at each quarterly meeting, the security transaction activity reported to the Compliance Officer during the preceding quarter. In addition, the Compliance Officer shall also report annually to the Board of Directors the completion of the annual certifications of compliance by all advisory persons. The Compliance Officer shall report to the Board of Directors any material code or procedural violations and sanctions imposed on any individuals in response to those material violations.

(g) Every access person, except Outside Directors, must provide to the Compliance Officer an initial holdings report, listing all securities beneficially owned by the access person no later than 10 days after becoming an access person. The report must include the name of the security, number of shares held, principal amount, name of the broker and date the report was submitted.

(h) In addition to initial holdings reports and quarterly transaction reports each access person, except Outside Directors, must submit to the Compliance Officer an annual holdings report that is current within 30 days at the time of the report. This report must include the title of the security, the number of shares held, principal amount, name of the broker and the date the report was submitted.


5.    SANCTIONS

Upon discovering a violation of this Code, the Compliance Officer may impose sanctions as deemed appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

Amended - October 27, 2000, May 2, 2003
Reapproved - January 26, 2001, January 25, 2002,
January 23, 2003, January 23, 2004